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                                                                    Exhibit 99.1


FOR MORE INFORMATION:
Dennis Keane                                            Lazar Partners, Ltd.
Chief Financial Officer                                 Fern Lazar, President
(201) 802-7100                                          (212) 867-1765


               MEMORY PHARMACEUTICALS ANNOUNCES THE APPOINTMENT OF
                DAVID A. LOWE, PH.D. AS CHIEF SCIENTIFIC OFFICER

          - LOWE BRINGS TO MEMORY OVER 30 YEARS EXPERIENCE IN CNS R&D -

Montvale, New Jersey - September 16, 2004 - Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced the appointment of David A. Lowe, Ph.D. as Chief Scientific Officer effective October 1, 2004.

Dr. Lowe joins Memory Pharmaceuticals from Fidelity Biosciences Group, a division of Fidelity Investments that invests private equity in the biosciences industry. Dr. Lowe served as Executive Vice President and Chief Scientific Officer of Fidelity Biosciences and as the President and Chief Executive Officer of EnVivo Pharmaceuticals Inc., a privately-held drug-discovery company financed by Fidelity Biosciences.

Dr. Lowe has over twenty years of senior R&D management experience, including with Sandoz Ltd, which is now Novartis, Bayer AG and most recently with Roche Bioscience, where he served as the Vice President and Therapeutic Area Head, Central Nervous System (CNS).

"We are delighted that David Lowe is joining the experienced team at Memory Pharmaceuticals. His extensive expertise in CNS R&D and his demonstrated ability to translate science into therapeutics complements significantly the strengths of our Company," said Tony Scullion, Chief Executive Officer of Memory Pharmaceuticals.

Axel Unterbeck, Ph.D., co-founder and President commented, "I have known David Lowe for many years and have tremendous respect for his capabilities in leading CNS R&D. I am confident that David will add significant value to the Memory Pharmaceuticals team."

ABOUT THE COMPANY

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer's disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

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